UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LION BIOTECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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Lion Biotechnologies, Inc. (“we,” “us,” “our” and the “company”) is furnishing the following information regarding “PROPOSAL NO. 3 – APPROVAL OF AMENDMENT OF THE 2014 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN” contained in the proxy statement relating to our upcoming annual meeting of stockholders:

Certain Federal Income Tax Consequences

Section 162m. For the purposes of complying with the requirements under Section 162(m) of the Code relating to the deductibility for federal income tax purposes of employee expense associated with awards under the 2014 Plan of more than $1,000,000 to “covered employees” within the meaning of Section 162(m), the 2014 Plan as originally approved by our board of directors and our stockholders provided that no eligible person shall be granted options or other awards during any twelve-month period covering more than 500,000 shares. This so-called Section 162(m) limitation was increased to 550,000 by the amendment to the 2014 Plan adopted by our board of directors on June 1, 2016. The amended limitation will not satisfy the requirements to Section 162(m) unless and until the limitation is approved by our stockholders. We are not seeking stockholders approval of this recent amendment at the Annual Meeting, but our board of directors may determine to present the amended Section 162(m) limitation for stockholder approval in the future.

This additional proxy material, the proxy statement and our annual report can be accessed directly at the following Internet address: http://www.cstproxy.com/lionbio/2016.

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